Exhibit 10.2

August 4, 2026

Nico Catoggio
Via email to XXXXXXXX

Dear Nico:
I am pleased to offer you the terms of your new role as President and CEO of Post Holdings, Inc. As already announced, your new role will begin effective October 1, 2026. The main components of your compensation and benefits would consist of:
•Annual gross base salary: $900,000, subject to periodic review and adjustment.
•Short-term incentive (STI): Your STI target will be 115% of your annual gross base salary. STI payout is expected to be subject to achievement based on Adjusted EBITDA for fiscal 2027, similar to other executives, and subject to the complete terms of the Post Holdings, Inc. Senior Management Bonus Program.
•Long-term incentive (LTI): LTI is currently provided through a combination of time-vested, restricted stock units (“RSUs”) and performance restricted stock units (“PRSUs”), subject to your continued employment on the grant and vesting dates. All equity awards are subject to the complete terms of the Post Holdings, Inc. Amended & Restated 2021 Long-Term Incentive Plan (or any successor LTIP) and the applicable award agreement. Your annualized level for LTIP awards will be approximately $6,815,000. Your fiscal year 2027 grants will be awarded as follows:
o$3,407,500 in time-based vesting RSUs.
o$3,407,500 in performance based restricted stock units (“TSR PRSUs”), vesting from 0% to 260% based on Post’s total shareholder return vs. peer set at the end of the three-year performance period.
•Promotion Grant: In recognition of your promotion to CEO, the Board is also expecting to grant you a special promotion grant valued at $2.5M. The exact terms will be developed but are expected to be split 50/50 between three-year vesting RSUs and PRSUs.
•Employee benefits: There will be no change to your eligibility to participate in Post’s health and welfare benefit plans, including medical, dental, vision, life insurance, accidental death and dismemberment, long and short-term disability plans, the Post Holdings, Inc. Savings Investment Plan, and the Supplemental Executive Retirement Plan (“SERP”). You will continue to participate in the Post Holdings, Inc. Executive Severance Plan. Employee benefit programs are subject to the complete terms of the plan documents and may be amended from time to time.

The benefits programs listed above, including any incentive programs, may be modified or terminated in whole or part by the company at any time.  Your employment will continue to be “at will.”
Please accept this offer of employment by signing and returning this offer letter via email to Diedre no later than Thursday, August 6, 2026.

Very truly yours,
/s/ David P. Skarie
David P. Skarie
Chairman, Corporate Governance and Compensation Committee of the Board
Post Holdings, Inc.

I acknowledge and agree to the terms set forth above and enclosed:

/s/ Nico Catoggio	Date	8/5/2026

Nico Catoggio